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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-A
                             REGISTRATION STATEMENT

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                         FRANKLIN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

          TENNESSEE                                         62-1376024
(State of incorporation or organization)                (I.R.S. Employer
                                                        Identification No.)


                                230 PUBLIC SQUARE
                            FRANKLIN, TENNESSEE 37064
                            TELEPHONE: (615) 790-2265
          (Address, including zip code, of principal executive offices)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

         Title of each class                Name of each exchange on which
         to be so registered                each class is to be registered
         -------------------                ------------------------------

                  None                                 None

                                 ---------------

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(B) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(C), PLEASE CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO
SECTION 12(G) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(D), PLEASE CHECK THE FOLLOWING BOX. [ ]

SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:
NOT APPLICABLE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                      Common Stock, no par value per share
                      ------------------------------------
                                (Title of class)




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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM     1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value per share ("Common Stock").

         The holders of Common Stock are entitled to elect the members of the Board of Directors of the Company and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Company.

         No holder of any class of stock of the Company has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors. Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting.

         The holders of Common Stock are entitled to dividends and other distributions if, as, and when declared by the Board of Directors out of assets legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holder of each share of Common Stock will be entitled to share equally in the distribution of the Company's assets. The holders of Common Stock are not entitled to the benefit of any sinking fund provision. The shares of Common Stock of the Company are not subject to any redemption provisions, nor are they convertible into any other security or property of the Company. All outstanding shares of each class of Common Stock are fully paid and nonassessable.

REQUIREMENTS FOR SUPERMAJORITY APPROVAL OF TRANSACTIONS

         The Company's Charter contains provisions requiring a supermajority stockholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Charter requires the affirmative vote or consent of the holders of at least two-thirds (66-2/3%) of the shares of each class of Common Stock of the Company entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, exchange of securities requiring stockholder approval or liquidation of the Company ("Covered Transaction"), if any person who together with his affiliates and associates owns beneficially 5% or more of any voting stock of the Company ("Interested Person") is a party to the transaction; provided that three-fourths (75%) of the entire Board of Directors of the Company has not approved the transaction. In addition, the Charter requires the separate approval by the holders of a majority of the shares of each class of stock of the Company entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, or exchange of securities requiring stockholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the Charter (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These articles of the Company's Charter may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock of the Company entitled to vote in elections of directors.


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         The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

ITEM 2.                    EXHIBITS

         The following exhibits are incorporated by reference into this Registration Statement. The exhibits which are denominated by an asterisks (*) were previously filed as a part of, and are hereby incorporated by reference from (i) a Registration Statement on Form S-18 under the Securities Act of 1933 for the Company, Registration No. 33-2732-A (referred to as "S-18"); (ii) Amendment No. 1 to the Registration Statement on Form S-18 under the Securities Act of 1933 for the Company, Registration Statement No. 33-2732-A (referred to as "Amendment No. 1 to S-18"); or (iii) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 (referred to as "1997 10-KSB"). Except as otherwise indicated, the exhibit numbers correspond to the exhibit numbers in the referenced document.



     EXHIBIT NO.  DESCRIPTION
     -----------  -----------
         3.1*     Amended and Restated Charter dated February 16, 1989 (S-18,
                  Exhibit 3.2)

         3.1.1*   Articles of Amendment dated May 20, 1997 (1997 10-KSB, Exhibit
                  3.2.1)

         3.2*     Bylaws Adopted December 30, 1988 (S-18, Exhibit 3.3)

         4.1* Form of certificate representing shares of Common Stock of Franklin Financial Corporation (Amendment No. 1 to S-18)



                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    FRANKLIN FINANCIAL CORPORATION


                                    By: /s/ Richard E. Herrington
                                        ---------------------------------------
                                        Richard E. Herrington
                                    Its: President and Chief Executive Officer

Date:    April 29, 1998

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